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                                                                   EXHIBIT 10.67



                        THE HARVEY ENTERTAINMENT COMPANY
                            1999 AVENUE OF THE STARS
                                   SUITE 2050
                              LOS ANGELES, CA 90067


                               September 24, 1999

Rick Pepin
Joseph Merhi
George Shamieh
PM Entertainment, Inc.
9450 Chivers Avenue
Sun Valley, CA 92352


Gentlemen:

               This Letter of Intent sets forth the intention of The Harvey Entertainment Company, a California corporation ("Harvey"), to enter into a definitive acquisition agreement and related documents (the "Definitive Agreement") for the acquisition by Harvey from the existing shareholders ("Sellers") of 100% of the outstanding shares of PM Entertainment, Inc. (the "Company") on the following terms and conditions:

        1. PURCHASE PRICE: The purchase price will be $10.0 million of which Harvey will pay $6.0 million in cash at the Closing, and $4.0 million through delivery of a promissory note issued by Harvey with interest at 10% per annum and with a 15 month maturity ("Note"). The Note will be payable $875,000 plus interest for each of the four quarters following the closing and $500,000 plus interest on the 15th month anniversary of the closing. Breaches of representations and warranties may be offset against the last payment on the Note The Note may be prepaid by Harvey at any time. It is anticipated that the cash portion and the Note will be paid to the Sellers as their interests appear. In addition to the cash purchase price, Harvey agrees to acquire the Company subject to the approximate $13 million of bank debt, payables and other liabilities which currently burden the Company.

        2. CLOSING: The Closing shall occur on the date selected by Harvey (not later than December 15, 1999) and will be subject to normal closing conditions including receipt of all necessary regulatory approvals, Board of Director approvals, and so forth, including, if and to the extent necessary, approvals under the Hart-Scott-Rodino Antitrust Improvements Act.

        3. CONDITIONS TO CLOSING: The Closing will be subject to completion of Harvey's due diligence examination to its satisfaction; negotiation and execution of a Definitive Agreement and any related agreements containing the terms set forth therein; negotiation and execution of a lease and purchase option satisfactory to Harvey for the Company's headquarters premises; obtaining all governmental and third party consents and approvals; absence of any material adverse change, absence of a material pending or threatened litigation and continued truth and accuracy of all representations and warranties and compliance with all covenants.

        4. DUE DILIGENCE: Harvey has not had an opportunity to review detailed financial and related information regarding Company, nor to review various operational and employee


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PM Entertainment Board of Directors
September 24, 1999
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matters. In reliance upon the agreements herein, Harvey will promptly commence a due diligence investigation of the Company. Such due diligence investigation will include a review of the Company's film library and rights, current production arrangements, bank facilities, all tax returns and tax issues, all compensation and employment practices, workers compensation, ERISA and environmental issues, compliance with licensing and other legal requirements, all pending and threatened litigation, all material contracts, agreements and commitments. The Company, its affiliates, counsel and accountants shall afford to Harvey and its accountants, counsel, and other representatives reasonable access to the Company, its key employees and suppliers, and shall furnish to Harvey all information concerning the business, assets, copyrights, film licensing agreements, customers, prospects, financial condition, litigation, material contracts, real property leases, and other properties of the Company for the purpose of making such financial, accounting, legal, and other review and due diligence investigation and examination deemed desirable by Harvey. The Company and its affiliates, attorneys and accountants will also cooperate and provide to Harvey or its lenders and investors such information and documentation as may be necessary. Absent matters which are discovered during the initial due diligence period and which require follow-up or more detailed review and examination, Harvey anticipates concluding its due diligence on or before November 30, 1999.

        5. SHAMIEH AGREEMENTS: Execution of a Definitive Agreement and closing of the transaction contemplated herein is contingent upon Harvey entering into an exclusive employment agreement with George Shamieh ("Shamieh") which will provide that Shamieh will act as the President of a new division to be formed at Harvey to operate the assets currently held by the Company. This agreement will include reporting requirements, duties, responsibilities and incentives. A second agreement with Shamieh and his wholly owned corporation ACI will provide for an output and distribution deal for the ACI library and its current productions. After these productions are completed, ACI will become dormant as Shamieh will be exclusive to Harvey. Both agreements must be on terms satisfactory to Harvey.

        6. OPERATION OF THE BUSINESS: Pending the Closing, the business of the Company will be conducted in the ordinary course and in a manner consistent with prior practice unless the parties agree otherwise. No dividends, new issuance of securities, non-customary bonuses or pay increases, financings or library sales will be permitted between the date hereof and the Closing.

        7. OWNERSHIP OF THE COMPANY: By signing this Letter of Intent, the Company represents to Harvey that the only outstanding equity security of the Company is its common stock and that the persons signing the letter of intent as Sellers constitute all of the shareholders. No option plans or other classes of securities exist.

        8. DEFINITIVE AGREEMENT: The parties will in good faith negotiate and sign a Definitive Agreement as soon after acceptance hereof as is practicable, which agreement shall include such warranties, representations and indemnification provisions as are customary in definitive agreements of this sort. Furthermore, representations and warranties shall survive the


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PM Entertainment Board of Directors
September 24, 1999
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Closing for a period to be determined (tax ERISA and environmental representations and warranties shall survive for the applicable statutes of limitations). Upon execution of the Definitive Agreement, the provisions of this Letter of Intent shall lapse.

        9. ASSET SALE: Harvey may determine, in lieu of purchasing 100% of the stock of the Company, to acquire 100% of the assets and assume those disclosed liabilities acceptable to Harvey. Harvey's decision of whether to acquire stock or assets shall be made within thirty (30) days of the execution of this Letter of Intent.

        10. EXCLUSIVE NEGOTIATIONS: Sellers understand that Harvey will incur substantial third party fees and internal costs in performing its due diligence and in negotiating the Definitive Agreement in reliance upon the agreements hereunder. In consideration of the efforts Harvey proposes to undertake and in order to facilitate our continuing discussions, you have agreed that from this date until the earlier of the Closing or ninety (90) days from the date of acceptance of this Letter of Intent, neither the Company, any Seller, nor any of the Company's affiliates, nor anyone acting on behalf of the Company or Seller will solicit, negotiate, act upon or entertain in any way an offer from any other person or entity to purchase either the Company, its securities or any material assets of the Company or furnish any information to any other person in that regard, and you and Company and Sellers agree promptly (within two (2) business days) to notify Harvey upon the receipt of any of them of an unsolicited competing offer in respect of such a purchase and of the proposed terms of the offer.

        11. INFORMATION IN CONFIDENCE: All information and documentation provided by Company to Harvey or its representatives shall be kept strictly confidential by Harvey and its representatives and will not be used or disclosed by Harvey or such representative for purposes other than its consideration of the transaction contemplated hereby except to the extent that (i) it was already known to Harvey or its representatives or available to Harvey on a non-confidential basis when received, (ii) it hereafter becomes lawfully obtainable from other sources, or (iii) it must be disclosed by Harvey or its affiliates in any document filed with any government agency or authority and available for public inspection. This covenant will survive for a period of two
(2) years from the date of termination of the letter of intent. In the event the Closing fails to occur within ninety (90) days from the date hereof, Harvey will return all confidential documents received from Company and will take reasonable steps to assure Company that all copies given by Harvey to its representatives or affiliates are returned or destroyed.

        12. CONFIDENTIALITY OF THE LETTER OF INTENT: Except as required by law or in connection with the implementation of this Letter of Intent, the terms of this Letter will be kept strictly confidential. To the extent that any disclosure becomes legally required, the Company or Harvey, as the case may be, shall be notified promptly and before the required disclosure is made.

        13. EXPENSES: All fees, costs and expenses of Harvey, as one party, or the Company and Sellers as one party, relating to the preparation of this Letter of Intent, the Definitive


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PM Entertainment Board of Directors
September 24, 1999
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Agreement and all other matters in connection with the acquisition, including but not limited to, legal, accounting, and filing fees will be borne by Harvey if incurred by it or on its behalf, and will be borne by Sellers if incurred by Company or Sellers or on their behalf. Sellers and Harvey will indemnify the other against any liability for broker's fees, finder's fees, investment banking fees, or commissions claimed by anyone hired or contracted by the indemnifying party.

        14. COUNTERPARTS: This Letter of Intent may be signed by facsimile and may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document.

        15. TERMINATION AND BINDING AGREEMENT: This Letter of Intent shall expire and terminate after September 27, 1999 if not sooner accepted by the Company or revoked by Harvey. Upon acceptance by the Company, this Letter of Intent shall be binding and may not be terminated by either party except as provided herein. This Letter of Intent is an expression of interest only and neither party shall be bound to enter into the Definitive Agreement or to effectuate the purchase and sale prior to executing the Definitive Agreement. Pending execution of the Definitive Agreement, only the provisions of Paragraphs 8, 10, 11, 12, 13 and 15 hereof shall bind the parties.

        If you agree to the foregoing, please sign and return the enclosed copy of this Letter of Intent to the undersigned for receipt no later than September 27, 1999.

                                             Very truly yours,

                                             THE HARVEY ENTERTAINMENT COMPANY


                                             By:  ______________________________
                                                  Name:
                                                  Title:

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PM Entertainment Board of Directors
September 24, 1999
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AGREED TO:
"The Company"                                Sellers:

PM ENTERTAINMENT, INC.

                                             Rick Pepin

By: _______________________________
    Name:
    Title:                                   Joseph Merhi



                                             George Shamieh